Exhibit 10.6

Earth-Eco Agriculture Inc.

AGRICULTURAL RIGHTS AGREEMENT

This is an agreement (the Agreement) mutually entered into on this 16th day of March, 2016 by and between Earth-Eco Agriculture Inc. (the Company), a corporation duly registered in the State of Nevada, with its principle place of business located at 17870 Castleton Street, Ste. 205, City of Industry, CA. 91748, and is represented here by its Chairman and Chief Executive Officer, George Shen, and owner of the Phonehong Tree Farm (the Seller), a resident of the State of Wisconsin, who owns and controls the land consisting of eleven (11) hectares and the tree farm located on the land in proximity of the Capital City, Vientiane, in the Laos People's Democratic Republic and near the city of Phonehong, Laos (the Farm). The farm consists of between 9,000 and 10,000 mature Agarwood trees planted on the Farm by the owners.

Earth-Eco Agriculture Inc. and Seller jointly, the two entities are referred to as the Parties for the purpose of this Agreement.

WITNESSETH

WHEREAS, the Seller has invested in planting very valuable Agarwood trees on the Farm and these trees are now reaching a state of maturity and marketability. At this time further investment is needed to complete certain treatment to the trees as part of the cultivation of these trees so they can be commercialized; and

WHEREAS, the Seller wishes to sell the trees that are growing on the Farm and the rights to all new trees or other agriculture products produced on the land that comprises the Farm for the next forty (40) years. The Seller wishes to complete a business transaction to obtain funding to complete the cultivation process, with agriculture operating experience in Laos and an entity whose management is capable of marketing the production of the tree Farm to the international market; and

WHEREAS, Earth-Eco Agriculture Inc. is an U.S. based company whose management has clients, investors and or contacts all over North America and China, where some of the largest market for Agarwood products exists and that wishes to develop this exciting product; and

WHEREAS, The Company also enjoys certain relationship with various international investment communities, and with Earth Gen-Biofuel Inc. a US public company through which Earth-Eco plans to partner with to raise some additional capital that is needed by the Tree Farm to treat the trees and commercialize these trees.

NOW, THEREFORE, the Parties have come to certain understandings and agreement with each other regarding the exchange of shares and assets between the Seller and the Company; and the Parties wish to memorialize these understandings and agreement in writing. In summary, the Parties have come to an agreement with the following terms to develop this agriculture business operation focused on the production of Agarwood products and the fragrance essence of the Agarwood tree.

Earth-Eco Agriculture Inc.

The Parties have come to understand and agreed to the following terms and conditions outlined below,

1.	Earth-Eco Agriculture Inc. at the time of closing will own 2,500,000 shares of Earth Gen Biofuel Inc. Common stock. Earth-Eco will issue to the Seller the 2,500,000 shares of Earth Gen Biofuel Inc. Common stock and that number of shares of Common stock of Earth-Eco Agriculture Inc. (referred to herein as Earth-Eco) that represents a thirty (30%) percent ownership at the time of the closing.

2.	At the time of the closing the Seller will assign the rights to all Agarwood trees on the land and the future rights of a period of 40 years to all new trees grown on the Farm or any new Farm that seller may develop. Earth-Eco will also have the ownership of all other crops or products produced on the Farmland that is the subject of this agreement. Earth-Eco will not have any land ownership rights.

3.	Earth-Eco Agriculture Inc. will make an additional one time royalty payment of One Hundred Thousand US dollars ($100,000) to the Seller at the time Earth-Eco receives $300,000 in new equity financing or has operating profits of $100,000 from the revenues from the sale of the Farm’s trees or products based on the trees. If payment of the $100,000 has not occurred by December 31, 2016 then Earth-Eco will start to pay $5,000 per month until the $100,000 is paid in full.

4.	The Seller understands and agrees that he is receiving a large percentage of the company's shares, and that he owes a responsibility to the company as well as to other shareholders and investors to maintain a stable stock price. Therefore, the Seller has agreed to refrain from selling more than five percent (5%) of his total shares in any given months. He will also promptly notify the company at least ten (10) days prior to his intended date of sales of the stocks. The Seller also agrees to sign a Share Holder agreement with Earth-Gen Biofuel Inc. and agrees to comply with all securities rules and regulations.

5.	The Company also agree that, it will be responsible for maintaining and paying for the Farm to be in good operating conditions, however, the company will pay a monthly operating budget of two thousand five hundred ($2,500) dollars during the first three months after the signing of this agreement and three thousands five hundred dollars ($3,500) US dollars thereafter to the Operation Manager, and he will be responsible for paying the salaries, overheads, travels and entertainments and all other related expenses for the tree farm operations only. Other supervisory personnel dispatched by the Company will be paid directly by the Company.

6.	The Operating Manager in conjunction with the Board of Directors of Earth-Eco will be responsible setting up the overall objectives and guideline for the total operation of the tree farm. The Seller acting as the Operation Manager, or his designee along with the Company administrators will have direct day-to-day oversight and carry out the objectives and planning of the Company. The Company will also appoint supervisors, technicians, and administrative and other supporting personnel to assist the Seller.

Earth-Eco Agriculture Inc.

There are no other promises, commitments, warranties, assurances or guarantees implied or explicit made to each other by either parties to this Agreement other than what is clearly contained within the four corners of these pages, and this Agreement voids, replaces, supersedes and take precedence of any and all other versions of any previous understanding or agreements, if any, be it verbal or in writing.

By signing this agreement, the parties to this agreement mutually recognize and agree to the jurisdiction of the Courts of United States within the State of California or the State of Nevada, and the laws, codes, regulations or statutes governing these types of transaction, under either California, Nevada and US Federal judiciary systems. Also the parties to this agreement acknowledge that they have each retained and consulted their own legal or business advisors to advise them on the nature of this Agreement.

This Agreement is by no mean inclusive, therefore there will be other future additions, subtractions, alterations and or otherwise modifications made and added to this Agreement, to include but not limited to a more definitive agreement, if and when signed by both Parties, it also shall form as part of this agreement by this reference. The Parties also agree to cooperate to execute any additional documents that may be required and comply with any requirements imposed on this transaction as may be required to meet all accounting requirement or other operating requirements of earth Gen Biofuel Inc. as a public company.

/s/George Shen George SHEN, for and on behalf of Earth Gen Biofuel Inc.	/s/T. Y. Yang T Yang Seller, and on behalf of Phonehong Tree Farm

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